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                                                                    EXHIBIT 99.1


                         [LETTERHEAD OF VOXWARE INC.,]

CONTACTS:

Voxware, Inc.
Bathsheba J. Malsheen
President and CEO

Nicholas Narlis
Senior Vice President and CFO
609-514-4100

Morgen-Walke Associates
Michele Katz/Cathy Dawson
212-850-5600

             Voxware(R) Receives $4.0 Million in Equity Financing
                     From Castle Creek Technology Partners



PRINCETON, NJ -- August 15, 2000 - Voxware, Inc. (Nasdaq: VOXW), a leading provider of voice-based solutions for e-logistics, today announced it has completed a $4 million private placement of common stock and warrants to Castle Creek Technology Partners LLC, a private investment fund focused primarily on the technology sector.

The investor purchased 4,000 shares of Series A Convertible Preferred Stock, which shares are convertible into shares of common stock, and received warrants to purchase shares of common stock. The Preferred Stock will have a 7% dividend payable in cash or equity, and is convertible into Voxware Common Stock at an initial conversion price of $3.025 per share. The conversion price is subject to reduction under certain circumstances based on market prices, and subject to certain limits and conditions. In addition, Castle Creek has received a warrant to purchase shares of Common Stock at an initial exercise price of approximately $3.44 per share. In fifteen months, the exercise price will be reset to the lesser of the initial exercise price or the market price of the Common Stock as of the reset date. Voxware has the right to require conversion of the Preferred Stock, and to redeem the warrant, if its Common Stock reaches certain price levels over a specified period of time.

Bathsheba J. Malsheen, President and CEO of Voxware, Inc., stated "The investment by Castle Creek provides us with the capital needed to significantly accelerate the market adoption of voice-based solutions for logistics. We intend to use this funding to continue to develop and market new real-time voice-based applications for fulfillment. We are extremely pleased that Castle Creek has recognized the enormous growth potential of this emerging market, which is being driven by new customer requirements for flawless order fulfillment and rapid delivery of goods."
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"We have investigated the potential of the market for voice-based applications for logistics," added Tom Frei, Managing Director of Castle Creek, "and believe that it is poised for growth. We believe that Voxware's management team, which is comprised of leading supply chain and speech technology experts, is positioned to establish the company as the dominant player in this area."


About Voxware, Inc.

Voxware is a leading provider of voice-based solutions for picking, receiving, return goods processing, cross-docking and put-away operations in the distribution and logistics industries. Voxware solutions are available for all major market industry sectors, including consumer goods manufacturers (CGM), consumer packaged goods (CPG), direct to consumer (e-commerce and catalog), food and grocery, package handling, retail, third-party logistics providers (3PLs), and wholesale distribution.

Voxware solutions are also deployed in package handling, mail sorting and manufacturing inspection operations. Voxware's corporate headquarters are in Princeton, New Jersey, with regional offices in Boston and the Netherlands. Additional information about Voxware can be obtained on the Internet at www.voxware.com, or by calling 609-514-4100.
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This news release contains forward-looking statements.  Such statements are subject to certain factors that may cause Voxware's plans to differ or results to vary from those expected including the risks associated with Voxware's need to introduce new and enhanced products and services in order to increase market penetration and the risk of obsolescence of its products and services due to technological change; Voxware's need to attract and retain key management and other personnel with experience in providing integrated voice-based solutions for e-logistics, specializing in the supply chain sector; the potential for substantial fluctuations in Voxware's results of operations; competition from others; Voxware's evolving distribution strategy and dependence on its distribution channels; the potential that speech products will not be widely accepted; Voxware's need for additional capital; and a variety of risks set forth from time to time in Voxware's filings with the Securities and Exchange Commission. Voxware undertakes no obligation to publicly release results of any of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

Voxware and VoiceLogistics are registered trademarks of Voxware, Inc.  All other product names are trademarks of their respective owners.